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                                                   EXHIBIT 12

                               AMERICAN EXPRESS CREDIT CORPORATION
                  COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (millions)

                                          Year Ended December 31,
                               --------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----

Earnings:
  Net income                  $ 137     $ 138    $  174    $  191    $  190
  Income tax provision           64        70        87        99        71
  Interest expense              599       728       946     1,022       898
                                ---      ----     -----     -----     -----

    Total earnings            $ 800     $ 936    $1,207    $1,312    $1,159
                                ===      ====     =====     =====     =====
Fixed charges -
  interest expense            $ 599     $ 728    $  946     1,022    $  898
                                ===      ====     =====     =====     =====
Ratio of earnings to
  fixed charges                1.34*     1.29      1.28      1.28      1.29


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

      *The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charges of $34 million (pretax) was 1.28.